EXHIBIT 10.5.5

CUSTODY AMENDMENT
FOR
SECOND CHARTER REINSURANCE COMPANY
MORTGAGE PARTNERSHIP FINANCE®
INVESTMENT AND SERVICES AGREEMENT
[Affiliated Third Party Custodian]

THIS CUSTODY AMENDMENT (this “Custody Amendment”) for SECOND CHARTER REINSURANCE COMPANY to INVESTMENT AND SERVICES AGREEMENT is made as of the 31st day of December, 2001, between the FEDERAL HOME LOAN BANK OF CHICAGO (the “MPF® Provider”) and the FEDERAL HOME LOAN BANK OF BOSTON (the “Boston Bank”).

RECITALS:

WHEREAS, the Boston Bank and the MPF Provider have previously entered into that certain MORTGAGE PARTNERSHIP FINANCE Investment and Services Agreement dated as of April 20, 2000, amended by First and Second Amendments dated September 7, 2000 and May 18, 2001, and a Custody Amendment dated November 14, 2001 (together, the “I&S Agreement”) pursuant to which the parties agreed, among other things, to make the MORTGAGE PARTNERSHIP FINANCE (“MPF”) Program available to members of the Boston Bank; and

WHEREAS, the MPF Provider is the Custodian for the Boston Bank under the terms of the I&S Agreement and has engaged a vendor to perform its duties thereunder, which vendor is named as the MPF Program Custodian (“MPF Custodian”) in the Guides; and

WHEREAS, Second Charter Reinsurance Company (the “Subject PFI”), a member of the Boston Bank and a participating financial institution in the MPF Program, has requested the Boston Bank to permit Treasury Bank, N.A. (the “Custodian”) to serve as custodian for the Collateral Files for those Mortgages (the “Collateral Files”) which the Subject PFI will deliver to or service for the Boston Bank (the “Subject Mortgages”) pursuant to the terms of the MPF Participating Financial Institution Agreement dated July 27, 2000 between the Subject PFI and the Boston Bank, as amended (the “Subject PFI Agreement”), and the Boston Bank is willing to grant such permission (the “Consent”) if approved by the MPF Provider; and

WHEREAS, the MPF Provider is (i) willing to approve the Subject PFI’s request, and (ii) willing to engage the Custodian as a vendor pursuant to a Custody Agreement (the “Custody Agreement”) to perform the MPF Provider’s obligations as Custodian for the Collateral Files, subject to the terms and conditions of this Custody Amendment. Any capitalized terms used but not defined in this Custody Amendment shall have the meaning assigned to them in the I&S Agreement or the Subject PFI Agreement, as applicable.

NOW THEREFORE,  in consideration of the foregoing recitals and the covenants contained herein, the parties here agree as follows:

1.                                       The MPF Provider shall approve the Subject PFI’s request for Treasury Bank, N.A. to serve as Custodian for the Collateral Files provided that the Boston Bank and the Subject PFI amend the Subject PFI Agreement to provide that a breach by the Custodian of the Custody Agreement shall constitute a breach by the Subject PFI of the Subject PFI Agreement, and that the obligations of the Custodian under the Custody Agreement shall be secured in the same manner as all PFI obligations arising under the Subject PFI Agreement.

2.                                       If the Boston Bank determines for any reason that the Custodian should not continue to serve as an approved MPF custodian, the Boston Bank may request that the Custodian’s custodial duties be terminated, but in any event will provide the MPF Provider with relevant information.  The MPF Provider will terminate the Custody Agreement upon review of such information.  In the event the Custody Agreement is terminated by the MPF Provider solely because of the request of the Boston Bank, the Boston Bank will reimburse the MPF Provider for any actual out-of-pocket costs which the MPF Provider may incur as a result of such termination for which the MPF Provider is not made whole by the Custodian.

3.                                       The Boston Bank agrees that, should a custody default as determined by the MPF Provider occur with respect to the Subject Mortgages due to a breach of the Custodian’s obligations under the Custody Agreement, the Boston Bank shall first enforce the terms of the Subject PFI Agreement with respect to such breach of the Custody Agreement. The Boston Bank shall pursue such enforcement efforts in the same manner and with the same diligence as it would exercise for any obligation of the Subject PFI to the Boston Bank.  Although the Boston Bank is not required to exhaust all available remedies, its enforcement effort should include the most appropriate of the full range of remedies available under the Subject PFI Agreement which include, without limitation, realizing upon collateral pledged by the Subject PFI. The Boston Bank shall look to the MPF Provider for indemnification with respect to a default by the Custodian, and the MPF Provider shall remain liable under the I&S Agreement (as amended by this Custody Agreement) for such indemnification, only after the Boston Bank is unable, with reasonable diligence, to be made whole by the Subject PFI under the terms of the Subject PFI Agreement and the Subject PFI’s Advances Agreement referenced therein.

4.                                       If the Custody Agreement is terminated or the Custodian is removed for any reason, upon the transfer of all Collateral Files to a successor custodian to the MPF Provider’s satisfaction, (i) the terms and conditions set forth this Custody Amendment, including the enforcement of the Subject PFI Agreement upon a custody default as provided in Paragraph 3 hereof, shall automatically terminate and shall cease to apply to any party hereto or to any custody defaults by any successor custodian; and (ii) the indemnification provisions of the I&S Agreement shall continue to be in full force and effect and unamended as if this Custody Amendment had never been executed by the parties.

5.                                       The MPF Provider agrees that it will not object to the review and inspection by the Boston Bank of the Collateral Files and the Custodian’s custodial files or custodial operations with respect to the Mortgages.

6.                                       Except for the terms of this Custody Amendment, the I&S Agreement remains unmodified and in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Custody Amendment to be executed by their duly authorized officers as of the date first above written.

FEDERAL HOME LOAN BANK OF CHICAGO		FEDERAL HOME LOAN BANK OF BOSTON

By:	/s/ Thomas D. Sheehan	By:	/s/ Paul T. Pouliot
Thomas D. Sheehan
	Senior Vice President	Name:	Paul T. Pouliot

		Title:	First Vice President

“MORTGAGE PARTNERSHIP FINANCE” and “MPF” are registered trademarks of the Federal Home Loan Bank of Chicago.